CLARK, WILSON
BC's Law Firm for Business

Our File No. 26340/0001 / D/GYW/581740.1

August 7, 2003

Tryx Ventures Corp.
837 W Hastings St Ste 314
Vancouver BC V6C 3N6

Dear Sirs:

Re: Common Stock of Tryx Ventures Corp. Registered on Form SB-2

We have acted as counsel to Tryx Ventures Corp., a British Columbia corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 3,004,700 shares of the Company's common stock for resale by certain selling stockholders named in the Registration Statement, filed on August 7, 2003, which shares of common stock were issued in private placements as described in the Registration Statement.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares were validly issued, fully paid and non-assessable.

This opinion letter is limited to the current provincial laws of the Province of British Columbia, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson